UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) March 2, 2010

eHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33071	56-2357876
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 East Middlefield Road

Mountain View, California 94043

(Address of principal executive offices) (Zip code)

(650) 584-2700

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Bonus Plan

On March 2, 2010, the Compensation Committee of eHealth, Inc. approved the Executive Bonus Plan. The payouts under the Executive Bonus Plan for the fiscal year ending December 31, 2010 will be determined by the Compensation Committee based 75% on company performance and 25% on individual performance.

Company performance will be measured by the achievement of specific financial goals related to revenue, non-GAAP operating earnings and EBITDA. The revenue goal, the non-GAAP operating earnings goal and the EBITDA goal each comprise 25% of the total potential target incentive award for each participant. In the event that we meet one of the foregoing performance goals, a participant will receive, in connection with the achievement of that performance goal, 25% of the participant’s target payout. A participant will not receive any payout with respect to a goal that is achieved at less than 95%, but will receive 50% of that goal’s target payout if 95% of the goal is achieved, up to 90% of that goal’s target payout at 99% of the achievement of the goal. If we exceed a goal, participants will receive amounts above that goal’s target payout for the relevant goal exceeded as follows:

•	In the event that we exceed the revenue goal, each participant will receive an additional 5% of the target payout for the revenue goal up to a maximum additional payment of 50%; and

•

With respect to the non-GAAP operating earnings and EBITDA goals, and only if 100% of the revenue goal is achieved, a participant will receive for each percent achieved above the non-GAAP operating earnings goal or the EBITDA goal an additional 2.5% of the relevant target payout, up to a maximum of additional payout of 50%.

Participants are eligible to receive the remaining 25% of their target bonus award based upon individual performance. The payment of the individual performance portion of the bonus is discretionary. In the event of a participant’s superior performance, the Compensation Committee, in its sole discretion, may approve a payout relating to individual performance above 25% of the participant’s target bonus award, up to 25% of the participant’s maximum payout.

We must be profitable on an operating basis (excluding non-cash charges) for a participant to qualify for the maximum payout under the Executive Bonus Plan for individual performance or for any specific company performance goal. If we are not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular company performance goal shall be no more than 25% of the participant’s target incentive award.

The revenue, non-GAAP operating earnings goal and EBITDA goals and performance may exclude, at the sole discretion of the Compensation Committee, (i) the effect of mergers and acquisitions closing in 2010 (if any), (ii) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the Compensation Committee to be extraordinary or non-recurring in its discretion, and (iii) the effect of any changes in accounting principles affecting our reported results.

Under the Executive Bonus Plan, cash incentive bonus targets and maximum cash bonus award opportunities for fiscal year 2010 for our named executive officers, other than our chief executive officer (see below), are as follows:

	Estimated Future Payouts
	Target	Maximum
Stuart M. Huizinga	$157,620	$236,430
Bruce A. Telkamp	$180,000	$270,000
Dr. Sheldon X. Wang	$233,750	$350,625

Performance Bonus Plan

On March 2, 2010, our Compensation Committee also approved a bonus award opportunity for our chief executive officer, Gary Lauer, for fiscal year 2010. The Compensation Committee determined that, for fiscal year 2010 Mr. Lauer will be eligible for a bonus award pursuant to the Performance Bonus Plan rather than the Executive Bonus Plan described above. The Performance Bonus Plan was approved by the Compensation Committee on March 17, 2009 and by our stockholders on June 9, 2009, and is described in the proxy statement relating to our 2009 annual meeting of stockholders. Mr. Lauer is participating in the Performance Bonus Plan so that we may claim bonus compensation paid to Mr. Lauer pursuant to the Performance Bonus Plan as tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended.

Under the Performance Bonus Plan, Mr. Lauer’s cash incentive bonus will be determined based upon Company performance. Company performance will be measured by the achievement of specific financial goals related to revenue, non-GAAP operating earnings and EBITDA. Achievement of these goals will be measured including the effects of mergers and acquisitions closing in 2010 (if any) and excluding (i) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and other non-recurring items specified by the Compensation Committee, and (ii) the effect of any changes in accounting principles affecting our reported results. Each of the goals represent one-third of Mr. Lauer’s bonus opportunity under the Performance Bonus Plan, subject to the Compensation Committee’s discretion to adjust payouts downward. The maximum cash incentive bonus award opportunity for fiscal year 2010 for Mr. Lauer is 97.5% of his base salary, or $609,375.

Executive Base Salaries

In addition, on March 2, 2010, the Compensation Committee approved fiscal year 2010 base salaries for our named executive officers. Effective March 1, 2010, base salaries for our named executive officers were increased as follows:

	Previous	New
Gary L. Lauer	$400,000	$625,000
Stuart M. Huizinga	$255,000	$262,700
Bruce A. Telkamp	$275,400	$300,000
Dr. Sheldon X. Wang	$275,400	$425,000

The increased base salaries for Messrs. Lauer and Wang were, in large part, based upon their agreement to forego certain historical perquisites, including travel, automobile and housing allowances and related tax offsets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EHEALTH, INC.

By:	/s/ STUART M. HUIZINGA
Stuart M. Huizinga
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: March 8, 2010

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